EXHIBIT 99.1
News Release
Contacts:	Media – Barry L. Racey, Director, Government and Public Relations (513) 425-2749
Investors – Albert E. Ferrara, Jr., Senior VP, Corporate Strategy and Investor Relations (513) 425-2888

AK Steel Announces New Responsibilities for Several Executive Officers, and
Names Vice President, Engineering, Raw Materials and Energy

WEST CHESTER, OH, May 25, 2012 — AK Steel (NYSE: AKS) today announced that four of its officers have new executive-level responsibilities, effective immediately.  The changes in responsibilities were made as part of the company’s long-term strategic and succession plans.  Executive officers appointed to positions with new responsibilities are:
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Albert E. Ferrara, Jr., 63, has been named Senior Vice President, Corporate Strategy and Investor Relations.  Mr. Ferrara was previously the company’s Senior Vice President, Finance and Chief Financial Officer.

●	Roger K. Newport, 47, has been named Vice President, Finance and Chief Financial Officer. Mr. Newport was previously Vice President, Business Planning and Development.
●	Keith J. Howell, 46, has been named Vice President, Operations. Mr. Howell was previously Vice President, Carbon Steel Operations.
●	Kirk W. Reich, 44, has been named Vice President, Procurement and Supply Chain Management. Mr. Reich was previously Vice President, Specialty Steel Operations.
Additionally, AK Steel announced that Maurice A. (“Mo”) Reed, 49, has been named to a newly-created position of Vice President, Engineering, Raw Materials and Energy.  Mr. Reed was previously Director, Engineering, Raw Materials and Energy.
“I believe that AK Steel has one of the finest executive management teams in the steel industry,” said James L. Wainscott, Chairman, President and CEO of AK Steel.  “The appointments announced today will further strengthen the company’s top leadership team and position AK Steel for the future as we focus on long-term strategic and succession planning.”
Mr. Ferrara joined AK Steel in June 2003 as Director, Strategic Planning and was named Vice President, Finance and Chief Financial Officer later that year.  He was named Senior Vice President, Finance and CFO in 2010.  Prior to joining AK Steel, he had more than 30 years of experience with U.S. Steel Corporation, USX Corporation, and the NS Group where he held various senior level positions.  Mr. Ferrara holds a BS degree in Finance, with Distinction, and a Juris Doctorate degree, both from the University of Virginia.
Mr. Newport started his career with the company in 1985 in the accounting department.  He advanced through a number of increasingly responsible finance, sales and marketing positions at the company’s corporate headquarters and Middletown Works.   He was named AK Steel’s Controller in 2001, adding responsibilities as Chief Accounting Officer in 2004.  He was named Vice President, Business Planning and Development in 2010.  Mr. Newport is a graduate of the University of Cincinnati with a BBA degree in Accounting and he holds an MBA, with Honors, from Xavier University.
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Mr. Howell joined AK Steel in 1997 as Manager, Steelmaking at Middletown Works.  He progressed through a number of increasingly responsible operating positions at the company’s Middletown, Ashland and Butler plants before being named Director, Engineering and Raw Materials in 2009.  He was named Vice President, Carbon Steel Operations in 2010.  Prior to joining AK Steel, Mr. Howell had ten years of operating experience with U.S. Steel.  He holds a Bachelor of Science degree in Metallurgical Engineering from the University of Pittsburgh and an MBA degree from The Ohio State University.
Mr. Reich began his career with the company in 1989 at Middletown Works.  He progressed through a number of increasingly responsible engineering and operations positions at the company’s Middletown, Rockport and Mansfield plants.  He was named General Manager, Middletown Works in 2006 and Vice President, Specialty Steel Operations in 2010.  He holds a Bachelor of Science degree in Civil Engineering from The Ohio State University and an MBA degree from the University of Notre Dame.
Mr. Reed joined AK Steel in 1996 as a project manager following 12 years of engineering technology experience with the former National Steel Corporation.  He advanced through a number of increasingly responsible engineering, operations support, process research, and energy positions at the corporate headquarters, and the Rockport and Middletown plants before being named Director, Engineering, Raw Materials and Energy in 2011.  Mr. Reed graduated Magna Cum Laude from the University of Missouri, Rolla with a Bachelor’s degree in Structural Engineering.

AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets.  The company employs about 6,200 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio.  Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
AK Tube LLC, a wholly-owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana.  AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets.  Additional information about AK Tube LLC is available on its web site at www.aktube.com.
AK Coal Resources, Inc., another wholly-owned subsidiary of AK Steel, owns or leases metallurgical coal reserves in Somerset County, PA.  AK Steel also owns 49.9% of Magnetation LLC, a joint venture headquartered in Grand Rapids, MN, which produces iron ore concentrate from previously mined ore reserves.

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